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                                                                    Exhibit 4.12

Kemper Investors Life Insurance Company
1600 McConnor Parkway, Schaumburg, Illinois 60196-6801



ENDORSEMENT - Earnings Enhanced Death Benefit Rider

As used in this Endorsement, "Contract" means the Contract or Certificate to which this Endorsement is attached. This endorsement forms a part of the Contract to which it is attached from the effective date of the Contract.

The election of this rider and the rider charge are stated on the Contract Schedule.

The AMOUNT PAYABLE UPON DEATH provision is amended by adding the following:

In addition to the above amount, a death benefit is payable, equal to a factor times the lesser of (a) or (b), where:

     (a)  is remaining principal, and

     (b)  is Contract Value minus (a), but not less than zero.

The factor is 0.40 if death occurs in the first nine Contract Years, 0.50 if death occurs in Contract Years ten through fifteen, and 0.70 if death occurs in Contract Years sixteen or later. Remaining principal is the total Purchase Payments, less the total principal withdrawn. Total Purchase Payments excludes any Purchase Payment made within 12 months of the date of death, except the initial Purchase Payment. For each withdrawal, the amount of principal withdrawn, if any, is the difference between the withdrawal (including withdrawal charges) and earnings. Earnings is the difference between Contract Value and remaining principal.

SPOUSAL CONTINUATION

Option 1

If the Contract is continued under Option 1 of the Spousal Continuation provision, the benefits provided by this rider will continue to be calculated from the Issue Date.

Option 2

If this Contract is continued under Option 2 of the Spousal Continuation provision, this rider will terminate as of the date of Your death.

If this is rider is elected under Option 2 of the Spousal Continuation provision, the amount of the death benefit payable will be determined as if:

(1)  the Contract was issued on the date of continuance; and

(2) the Contract Value applied on the date of continuance resulted from our receipt of an initial Purchase Payment.

Except as modified herein, all terms and conditions of the Contract remain unchanged.

In witness whereof, Kemper Investors Life Insurance Company has caused this Endorsement to be signed by its President and Secretary.



               /s/ Debra P. Rezabek               /s/ Gail K. Caruso
              ------------------------           ---------------------
                     Secretary                          President